Supplement dated December 3, 2004
To Prospectus Supplement dated November 29, 2004
To Prospectus dated November 22, 2004

$932,892,000
(Approximate)

Asset Backed Securities Corporation
Depositor

Asset Backed Pass-Through Certificates,
Series 2004-HE8

The prospectus supplement dated November 29, 2004 to the prospectus dated November 22, 2004 with respect to the above-captioned series is hereby amended as follows:

1.

The initial rating of Fitch Ratings set forth in the table on page S-6 of the prospectus supplement for the Class M6 Certificates is hereby amended as follows:

Class	Initial Rating (Fitch)
M6	BBB-

2.

The following sentence is added to the second paragraph in the section entitled “Servicer –Ocwen Federal Bank FSB” on page S-55 of the prospectus supplement:

“On November 24, 2004, Ocwen filed an application for voluntary dissolution with the OTS.”

3.

The definition of “Subgroup 1 Strip Amount” set forth on page S-74 is hereby replaced by the following:

The “Subgroup 1 Strip Amount” means, with respect to the Subgroup 1 Yield Maintenance Agreement and any Distribution Date on or after the Distribution Date in February 2005 to and including the Distribution Date in July 2007, the product of approximately 0.0180% per annum and the related Scheduled Notional Amount (as defined below under “The Yield Maintenance Agreements”) for that Distribution Date, and after the Distribution Date in July 2007, zero.

4.

The definition of “Subgroup 2 Strip Amount” set forth on page S-74 is hereby replaced by the following:

The “Subgroup 2 Strip Amount” means, with respect to the Subgroup 2 Yield Maintenance Agreement and any Distribution Date on or after the Distribution Date in February 2005 to and including the Distribution Date in July 2007, the product of approximately 0.0132% per annum and the related Scheduled Notional Amount (as defined below under “The Yield Maintenance Agreements”) for that Distribution Date, and after the Distribution Date in July 2007, zero.

5.

The definition of “Subordinate Strip Amount” set forth on page S-74 is hereby replaced by the following:

The “Subordinate Strip Amount” means, with respect to the Subordinate Yield Maintenance Agreement and any Distribution Date on or after the Distribution Date in February 2005 to and including the Distribution Date in July 2007, the product of approximately 0.0228% per annum and the related Scheduled Notional Amount (as defined below under “The Yield Maintenance Agreements”) for that Distribution Date, and after the Distribution Date in July 2007, zero.

6.

The initial rating of Fitch Ratings set forth in the table on page S-125 of the prospectus supplement for the Class M6 Certificates is hereby amended as follows:

Class of Certificates	Fitch Rating
Class M6 Certificates	BBB-

Credit Suisse First Boston
Countrywide Securities Corporation